Exhibit 99.1

For release: May 9, 2022	Contact: Brian Dingerdissen
Essential Utilities Inc.
Investor Relations
O: 610.645.1191
BJDingerdissen@Essential.co

Sarah Courtright
Communications and Marketing
Media Hotline: 1.877.325.3477
Media@essential.co

Essential Utilities reports financial results for Q1 2022

Earnings per share growth of 5.6%; reaffirms annual earnings guidance

BRYN MAWR, Pa. – Essential Utilities Inc. (NYSE: WTRG), today reported results for the first quarter ended March 31, 2022.

“We delivered strong financial results for the first quarter of the year and will continue to make significant investments in infrastructure throughout the year, while remaining dedicated to providing high quality, essential utility services for our customers,” said Essential Chairman and Chief Executive Officer Christopher Franklin. “I am especially proud of our entire team for operating the company with excellence while adhering to industry leading ESG standards throughout our company’s footprint. Beyond operating the company efficiently, we will remain focused on our commitments to environmental stewardship, sustainable business practices, employee safety, diversity and inclusion, enhanced customer experience and community engagement.”

Operating Results

Essential reported net income of $199.4 million for the first quarter of 2022, compared to $183.7 million reported for the same quarter in 2021. Earnings per share were $0.76 for the quarter, an increase of 5.6% compared to $0.72 in the first quarter of 2021. Regulated water segment rates and surcharges, increased volume from the regulated natural gas segment, customer growth from the regulated water segment, and other items were the largest contributors to the increase for the quarter, which were offset by increased expenses.

Revenues for the quarter were $699.3 million, an increase of 19.8% compared to $583.6 million in the first quarter of 2021. Recovery of higher purchased gas costs, and additional revenues from rates and surcharges, customer growth and volume from the regulated natural gas segment were the largest contributors to the increase in revenues for the quarter. Operations and maintenance expenses increased to $142.6 million for the first quarter of 2022 compared to $125.1 million in the first quarter of 2021. The increase in operations and maintenance expenses was primarily a result of increased employee-related costs, increased customer assistance program expenses (which are recovered through a revenue surcharge), inflationary cost increases, increased insurance expense (compared to non-recurring, prior year favorable adjustments), and higher transportation costs.

The regulated water segment reported revenues for the quarter of $239.2 million, an increase of 4.7% compared to $228.4 million in the first quarter of 2021. Rates and surcharges and growth were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $86.1 million for the first quarter of 2022 compared to $78.3 million in the first quarter of 2021.

The regulated natural gas segment reported revenues for the first quarter of 2022 of $445.2 million, an increase of 29.7% compared to $343.1 million in the first quarter of 2021. Purchased gas costs were $217.3 million for the quarter as compared to $122.9 million for the same quarter in 2021. As a result, the recovery of higher purchased gas costs was the largest driver in the increase of revenues. Operations and maintenance for the same period for Essential’s regulated natural gas segment increased to $59.5 million, from $51.3 million in the first quarter of 2021.

Dividend

On March 21, 2022, Essential’s board of directors declared a quarterly cash dividend of $0.2682 per share of common stock. This dividend will be payable on June 1, 2022 to shareholders of record on May 13, 2022. The company has paid a consecutive quarterly cash dividend for more than 77 years.

Water Utility Acquisition Growth

Essential’s continued acquisition growth allows the company to provide safe and reliable water and wastewater service to an even larger customer base. On March 4, 2022, the company’s regulated water segment subsidiary, Aqua Pennsylvania, closed its acquisition of the Lower Makefield Township wastewater system, adding $53.0 million in rate base and approximately 11,000 customer connections.

The company currently has seven signed purchase agreements to acquire additional water and wastewater systems that are expected to serve approximately 224,000 equivalent retail customers or equivalent dwelling units and add approximately $418 million in rate base in three of our existing states. This includes the company’s agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority, for $276.5 million that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 415,000 total customers or equivalent dwelling units. On average, the company remains on track to annually increase customers between 2 and 3% through acquisitions and organic customer growth.

Capital Expenditures

Essential invested approximately $183.3 million in the first three months of the year to improve its regulated water and natural gas infrastructure systems and to enhance its customer service across its operations. The company remains on track to invest approximately $1 billion in 2022 to replace and expand its water and wastewater utility infrastructure and to replace and upgrade its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. In total, infrastructure investments of approximately $3 billion are expected through 2024 to improve water and natural gas systems and better serve customers through improved information technology. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Rate Activity

To date in 2022, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, North Carolina, Ohio, and Pennsylvania of $8.2 million, and the company’s regulated natural gas segment received a rate award in Kentucky of $5.2 million. The company currently has rate proceedings for base rates pending in Pennsylvania and Ohio for its regulated water segment, which would add an estimated $106.4 million in incremental revenue.

Reaffirms 2022 Essential Guidance

This guidance is based on the inclusion of signed water and wastewater acquisitions but does not factor in the impact of the expected continuation of significant water and wastewater customer growth from acquisitions.

The following is the company’s 2022 full-year guidance:

•	Net income per diluted common share of $1.75 to $1.80
•	Continuation of the company’s stated long-term earnings per share growth CAGR of 5 to 7% for the three-year period 2021 through 2024. The company expects to reaffirm the long-term earnings per share growth guidance after the completion of significant regulatory processes
•	Regulated infrastructure investments of approximately $1 billion annually through 2024, weighted towards the regulated water segment
•	Regulated water segment rate base compound annual growth rate of 6 to 7% through 2024
•	Regulated natural gas segment rate base compound annual growth rate of 8 to 10% through 2024

•	Average annual regulated water segment customer (or equivalent dwelling units) growth of between 2 and 3% from acquisitions and organic customer growth
•	Gas customer count stable for 2022

ESG Guidance and Commitments

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from our 2019 baseline
•	Multi-year plan to increase diverse supplier spend to 15%
•	Multi-year plan to reach 17% employees of color
•	Multi-year plan to ensure that finished water does not exceed 13 parts per trillion (ppt) of PFOA, PFOS, and PFNA compounds

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: May 9, 2022

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 6459000

The company’s conference call with financial analysts will take place Monday, May 9, 2022 at 11 a.m. Eastern Daylight Time. The call and presentation will be webcast live so that interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 9, 2022 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 6459000). International callers can dial +1 719.457.0820 (pass code 6459000).

About Essential

Essential is one of the largest publicly traded water, wastewater and natural gas providers in the U.S., serving approximately 5.5 million people across 10 states under the Aqua and Peoples brands. Essential is committed to excellence in proactive infrastructure investment, regulatory expertise, operational efficiency and environmental stewardship. The company recognizes the importance water and natural gas play in everyday life and is proud to deliver safe, reliable services that contribute to the quality of life in the communities it serves. For more information, visit http://www.essential.co.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s role in the United States’ infrastructure investments; its ability to be an industry leader in protecting the environment; the guidance range of adjusted income per diluted common share for the fiscal year ending in 2022; the continuation of the three-year period of earnings growth through 2024; the anticipated amount of capital investment in 2022; the anticipated amount of capital investment from 2022 through 2024; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035; that the Company’s pipeline replacement program will lead to significant methane reductions; that the Company’s municipal growth pipeline is strong; that the Company will help solve the nation’s infrastructure challenge; the company’s ability to increase diverse supplier spend to 15%; the company’s ability to achieve 17% employees of color; the company’s anticipated rate base growth from 2022 through 2024; and, the company’s ability to accelerate the replacement of aged gas pipes. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; financial and workforce impacts from the COVID-19 pandemic; the continuation of the company’s growth-through-acquisition program; the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to continue to pay its dividend, add shareholder value and grow earnings; municipalities’ willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s ability to acquire municipally owned water and wastewater systems listed in its “pipeline”; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2022	2021

Operating revenues	$699,275	$583,565
Operations and maintenance expense	$142,581	$125,075

Net income	$199,376	$183,689

Basic net income per common share	$0.76	$0.72
Diluted net income per common share	$0.76	$0.72

Basic average common shares outstanding	261,952	254,565
Diluted average common shares outstanding	262,431	254,969

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2022	2021

Operating revenues	$699,275	$583,565

Cost & expenses:
Operations and maintenance	142,581	125,075
Purchased gas	227,712	132,153
Depreciation	77,878	71,637
Amortization	468	1,307
Taxes other than income taxes	23,007	21,041
Total	471,646	351,213

Operating income	227,629	232,352

Other expense (income):
Interest expense	53,636	50,769
Interest income	(609)	(387)
Allowance for funds used during construction	(5,839)	(2,934)
Gain on sale of other assets	—	(80)
Other	(1,702)	(3,471)
Income before income taxes	182,143	188,455
Provision for income taxes benefit	(17,233)	4,766
Net income	$199,376	$183,689

Net income per common share:
Basic	$0.76	$0.72
Diluted	$0.76	$0.72

Average common shares outstanding:
Basic	261,952	254,565
Diluted	262,431	254,969

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31,	December 31,
	2022	2021

Net property, plant and equipment	$10,394,684	$10,251,866
Current assets	443,515	437,795
Regulatory assets and other assets	4,038,824	3,968,617
	$14,877,023	$14,658,278

Total equity	$5,255,100	$5,184,450
Long-term debt, excluding current portion, net of debt issuance costs	5,871,960	5,779,504
Current portion of long-term debt and loans payable	211,489	197,146
Other current liabilities	466,689	477,917
Deferred credits and other liabilities	3,071,785	3,019,261
	$14,877,023	$14,658,278